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                                                                    EXHIBIT 12.2

                      PNM RESOURCES, INC. AND SUBSIDIARIES
    Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
                                    (1,000'S)

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
                                                                                                                        Three Months
                                                                           Year Ended December 31,                          Ended
 Line                                                       ----------------------------------------------------------  ------------
  No.                                                        12/31/02    12/31/01     12/31/00    12/31/99    12/31/98    03/31/03
 --------------------------------------------------------   ---------   ---------    ---------   ---------   ---------  ------------
     Fixed charges, as defined by the Securities
     and Exchange Commission:
 1   Interest on Long-term Debt                             $  56,409   $  62,716    $  62,823   $  65,899   $  50,929   $  16,354
 2   Amortization of Debt Premium, Discount and Expenses        2,302       2,346        2,037       2,121       1,513         639
 3   Other Interest                                             2,859         (42)         752       2,667      10,791       1,278
 4   Estimated Interest Factor of Lease Rental Charges         23,233      22,856       19,716      16,514      64,275       5,040
                                                            ---------   ---------    ---------   ---------   ---------   ---------
 5   Total Fixed Charges                                       84,803      87,876       85,328      87,201     127,508      23,311
 6   Preferred dividend requirements                              586         586          586         586         586         146
                                                            ---------   ---------    ---------   ---------   ---------   ---------
 7   Total Fixed Charges and Preferred dividend
     requirements                                           $  85,389   $  88,462    $  85,914   $  87,787   $ 128,094   $  23,457
                                                            =========   =========    =========   =========   =========   =========

     Earnings, as defined by the Securities and Exchange Commission:

 8   Consolidated Net Earnings from Continuing Operations   $  64,272   $ 150,433    $ 100,946   $  79,614   $  95,119   $  10,894
 9   Income Taxes                                              33,032      81,063       74,345      42,308      56,291       6,469
10   Add Fixed Charges as Above                                84,803      87,876       85,328      87,201     127,508      23,311
                                                            ---------   ---------    ---------   ---------   ---------   ---------
11   Earnings Available for Fixed Charges                   $ 182,107   $ 319,372    $ 260,619   $ 209,123   $ 278,918   $  40,674
                                                            =========   =========    =========   =========   =========   =========
12   Ratio of Earnings to Combined Fixed Charges and             2.13        3.61         3.03        2.38        2.18        1.73
     Preferred Stock Dividends                              =========   =========    =========   =========   =========   =========
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